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                                                               Exhibit (a)(8)
                              MCI WORLDCOM, INC.


                                         CONTACT:

                              For Media:        For Investors:
                              Jim Monroe        Gary Brandt
                              MCI WorldCom      MCI WorldCom
                              +1 202 887 2241   +1 601 360 8544



                                 PRESS RELEASE

                       ________________________________


                               MCI WORLDCOM, INC.
                           COMMENCES CASH TENDER OFFER
                    FOR ALL OUTSTANDING ORDINARY SHARES AND
                 AMERICAN DEPOSITARY SHARES OF OZEMAIL LIMITED
              AT US$2.20 PER ORDINARY SHARE (US$22.00 PER AMERICAN
                               DEPOSITARY SHARE)


     JACKSON, Miss., January 7, 1999--MCI WORLDCOM, Inc. (Nasdaq:WCOM), today announced that UUNET Holdings Australia Pty Limited ("UUNET Australia"), MCI WorldCom's newly formed wholly owned subsidiary, has commenced a cash tender offer for all ordinary shares (the "Shares") of OzEmail Limited ("OzEmail"), an Australian corporation, including all outstanding American Depositary Shares representing Shares ("ADSs") represented by American Depositary Receipts ("ADRs") at US $2.20 per Share (US$22.00 per ADS).

     The offer follows a recent purchase by UUNET Australia of 21,863,174 Shares. The offer is conditional upon, among other things, all Australian and other necessary governmental and regulatory approvals being received and UUNET Australia being entitled at the date and time the offer expires to not less than 90% of all Shares (including Shares represented by ADSs).

     The tender offer and withdrawal rights are scheduled to expire at 1:00 A.M., New York City time, on Tuesday, February 9, 1999 and at 5:00 P.M., Sydney time on Tuesday, February 9, 1999, unless the offer is extended.

     Merrill Lynch is acting as the Dealer Manager and MacKenzie Partners, Inc. is acting as the Information Agent in connection with the offer. The information filed with the Securities and Exchange Commission in connection with the tender offer may be obtained by calling MacKenzie Partners, Inc. collect at (212) 929-5500 or toll free at (800) 322-2885.

     MCI WorldCom is a global communications company with revenue of more than US$30
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billion and established operations in over 65 countries encompassing the
Americas, Europe and the Asia-Pacific regions. MCI WorldCom is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. MCI WorldCom's global networks, including its state-of-the-art pan-European network and transoceanic cable systems, provide end-to-end high-capacity connectivity to more than 38,000 buildings worldwide. For more information on MCI WorldCom, visit the World Wide Web at http://www.mciworldcom.com or http://www.wcom.com.